Exhibit 10.3

LEASE

WS NV 15 CROSBY DRIVE, LLC,

Landlord,

and

OCULAR THERAPEUTIX, INC.,

Tenant

36.	SUCCESSORS AND ASSIGNS.	22
37.	ENTIRE AGREEMENT.	22
38.	EXAMINATION NOT OPTION.	22
39.	RECORDATION.	22
40.	LIMITATION OF LANDLORD’S LIABILITY.	23
41.	COUNTERPARTS.	23

EXHIBIT A – PLAN DEPICTING THE PREMISES AND THE BUILDING

EXHIBIT B – INITIAL ALTERATIONS

EXHIBIT C – INTENTIONALLY DELETED

EXHIBIT D – RULES AND REGULATIONS

EXHIBIT E – EXTENSION OPTIONS

EXHIBIT F – LIST OF TENANT’S HAZARDOUS MATERIALS

EXHIBIT G – SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

EXHIBIT H – TENANT ESTOPPEL CERTIFICATE

TRIPLE NET OFFICE LEASE

REFERENCE PAGES

BUILDING:	15 Crosby Drive, Bedford, Massachusetts

LANDLORD:	WS NV 15 Crosby Drive, LLC, a Delaware limited liability company

LANDLORD’S ADDRESS:	WS NV 15 Crosby Drive, LLC c/o Novaya Real Estate Ventures, LLC 120 Water Street, Third Floor Boston, MA 02109 Attn: Erika E. Clarke, Vice President of Asset Management

WIRE INSTRUCTIONS AND/OR ADDRESS FOR RENT PAYMENT:	CB Richard Ellis N.E. Partners, LP 33 Arch Street 28th Floor Boston, MA 02110

LEASE REFERENCE DATE:	As of May 31, 2016

TENANT:	Ocular Therapeutix, Inc., a Delaware corporation

TENANT’S NOTICE ADDRESS:

(a) Prior to Commencement Date:	34 Crosby Drive, Bedford, MA 01730

(b) As of Commencement Date:	15 Crosby Drive, Bedford, MA 01730

PREMISES ADDRESS:	15 Crosby Drive, Bedford, MA 01730

PREMISES RENTABLE AREA:	Approximately 70,712 sq. ft. consisting of the entire Building shown on Exhibit A (the “Premises”)

CONSTRUCTION PERIOD ACCESS DATE:	October 1, 2016

COMMENCEMENT DATE:	February 1, 2017

RENT COMMENCEMENT DATE:	August 1, 2017

TERM OF LEASE:	Ten (10) years and six (6) months, beginning on the Commencement Date and ending on the Termination Date.

TERMINATION DATE:	July 31, 2027, subject to the extension options set forth in Exhibit E.

ANNUAL RENT AND MONTHLY INSTALLMENT OF RENT (Article 3):

g
Period		Annual Rent Per Sguare Foot	Annual Rent	Monthly Installment of Rent
From	Through
October 1, 2016	January 31, 2017	$ 0.00	$0.00	$0.00
February 1, 2017	July 31, 2017	$ 0.00	$0.00	$0.00
August 1, 2017	January 31, 2018	$16.50	$1,166,748.00	$97,229.00
February 1, 2018	January 31, 2019	$17.00	$1,202,104.00	$100,175.33
February 1, 2019	January 31, 2020	$17.50	$1,237,460.00	$103,121.67
February 1, 2020	January 31, 2021	$18.00	$1,272,816.00	$106,068.00
February 1, 2021	January 31, 2022	$18.50	$1,308,172.00	$109,014.33
February 1, 2022	January 31, 2023	$19.00	$1,343,528.00	$111,960.67
February 1, 2023	January 31, 2024	$19.50	$1,378,884.00	$114,907.00
February 1, 2024	January 31, 2025	$20.00	$1,414,240.00	$117,853.33
February 1, 2025	January 31, 2026	$20.50	$1,449,596.00	$120,799.67
February 1, 2026	January 31, 2027	$21.00	$1,484,952.00	$123,746.00
February 1, 2027	July 31, 2027	$21.50	$1,520,308.00	$126,692.33

TENANT’S PROPORTIONATE SHARE:	100%

SECURITY DEPOSIT:	$1,500,000.00 (See Article 5)

ASSIGNMENT/SUBLETTING FEE:	$2,500.00

REAL ESTATE BROKER DUE COMMISSION:	Cushman & Wakefield

The Reference Pages information is incorporated into and made a part of the Lease. In the event of any conflict between any Reference Pages information and the Lease, the Lease shall control. This Lease includes Exhibits A through H, all of which are made a part of this Lease.

LANDLORD:		TENANT:

WS NV 15 CROSBY DRIVE, LLC, a Delaware limited liability company		OCULAR THERAPEUTIX, INC., a Delaware corporation

By:	/s/ Scott R. Tully	By:	/s/ Bradford Smith

Name:	Scott R. Tully	Name:	Bradford Smith

Title:	Manager	Title:	CFO

Dated:	6/17/2016	Dated:	6/15/2016

v

LEASE

By this Lease Landlord leases to Tenant and Tenant leases from Landlord the Premises in the Building as set forth and described on the Reference Pages. The Premises is depicted on the plan attached hereto as Exhibit A, and the Building is also depicted on Exhibit A. The Reference Pages, including all terms defined thereon, are incorporated as part of this Lease.

1.	USE AND RESTRICTIONS ON USE.

1.1The Premises are to be used solely for general office purposes and drug product and medical device research and development and manufacturing as permitted by governmental laws, ordinances and regulations applicable to the Premises and for no other purpose. Tenant shall not allow the Premises to be used for any improper, immoral, unlawful, or objectionable purpose, or commit any waste. Tenant shall not do, permit or suffer in, on, or about the Premises the sale of any alcoholic liquor without the written consent of Landlord first obtained. Tenant shall comply with all governmental laws, ordinances and regulations applicable to the use of the Premises and its occupancy and shall promptly comply with all governmental orders and directions for the correction, prevention and abatement of any violations in the Building or appurtenant land, caused or permitted by, or resulting from the use by, Tenant, or in or upon, or in connection with, the Premises, all at Tenant’s sole expense. Tenant shall not do or permit anything to be done on or about the Premises or bring or keep anything into the Premises which will in any way increase the rate of, invalidate or prevent the procuring of any insurance protecting against loss or damage to the Building or any of its contents by fire or other casualty or against liability for damage to property or injury to persons in or about the Building or any part thereof. Subject to force majeure, Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week.

1.2Tenant shall not, and shall not direct, suffer or permit any of its agents, contractors, employees, licensees or invitees (collectively, the “Tenant Entities”) to at any time handle, use, manufacture, store or dispose of in or about the Premises or the Building any flammables, explosives, radioactive materials, hazardous wastes or materials, toxic wastes or materials, or other similar substances, petroleum products or derivatives or any substance subject to regulation by or under any federal, state and local laws and ordinances relating to the protection of the environment or the keeping, use or disposition of environmentally hazardous materials, substances, or wastes (collectively, “Hazardous Materials”), except in full compliance with all laws and ordinances presently in effect or hereafter adopted, all amendments to any of them, and all rules and regulations issued pursuant to any of such laws or ordinances (collectively, “Environmental Laws”), nor shall Tenant suffer or permit the Premises or the Building and appurtenant land or allow the environment to become contaminated with any Hazardous Materials. It is acknowledged that Tenant uses certain Hazardous Materials including chemicals and flammable and/or combustible substances in its business operations as set forth on Exhibit F. Notwithstanding the foregoing, Tenant may handle, store, use or dispose of products containing small quantities of Hazardous Materials (such as aerosol cans containing insecticides, toner for copiers, paints, paint remover and the like) to the extent customary and necessary for the use of the Premises for general office purposes; provided that Tenant shall always handle, store, use and dispose of any such Hazardous Materials in a safe and lawful manner and never allow such Hazardous Materials to contaminate the Premises, Building and appurtenant land or the environment. Tenant shall protect, defend, indemnify and hold each and all of the Landlord Entities (as defined in Article 31) harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of any actual failure of Tenant or any Tenant Entity to fully comply with all applicable Environmental Laws, or by reason of any actual or asserted failure of Tenant to keep, observe, or perform any provision of this Section 1.2. Notwithstanding the foregoing, Landlord at its sole cost and expense shall remove any actionable levels of Hazardous Materials which are discovered during Tenant’s initial build-out of the Premises, but excluding the removal of any Hazardous Materials present in or on the “Items To Remain” (as such term is defined in Exhibit B). Notwithstanding anything herein to the contrary, Tenant shall not be responsible for the costs or expenses incurred in connection with the removal or remediation of any Hazardous Material that is not in compliance with applicable law on the Commencement Date and which is located in, on or under the Premises prior to the Construction Access Period Date and was not brought on to the Premises by Tenant.

1.3Tenant and the Tenant Entities will be entitled to the use of the parking facilities serving the Building, subject to Landlord’s reasonable rules and regulations regarding such use.

2.	TERM.

2.1The Term of this Lease shall begin on the Commencement Date shown on the Reference Pages and shall terminate on the Termination Date, unless sooner terminated by the provisions of this Lease. Subject to the provisions of the next sentence, Tenant hereby accepts the Premises in the AS IS, WHERE IS condition existing as of the date of this Lease, subject to all applicable zoning, municipal, county and state laws, ordinances, rules, regulations, orders, restrictions of record, and requirements in effect during the Term of the Lease, or any part of the Term of the Lease, regulating the Premises, and without representation, warranty or covenant by Landlord, express or implied, as to the condition, habitability or safety of the Premises, the suitability or fitness thereof for their intended purposes, or any other matter. Landlord shall tender possession of the Premises with all the work, if any, to be performed by Landlord pursuant to Exhibit B to this Lease substantially completed. Tenant shall deliver a punch list of items not completed within thirty (30) days after Landlord tenders possession of the Premises and Landlord agrees to proceed with due diligence to perform its obligations regarding such items.

2.2Tenant agrees that in the event of the inability of Landlord to deliver possession of the Premises for any reason (other than for reasons caused by Tenant or if due to fire or other casualty) within thirty (30) days of the Construction Period Access Date, Tenant shall be entitled to a Rent credit equal to one (1) day Rent for each day of delay thereafter during the first thirty (30) days and two (2) days Rent for each day of delay thereafter. In addition, the Commencement Date and the Rent Commencement Date shall be delayed by the number of days after the Construction Period Access Date to the date of delivery of the Premises to Tenant, and the Termination Date and Annual Rent Schedule shall be adjusted accordingly. No such failure to give possession on the Construction Period Access Date shall affect the obligations of Tenant under this Lease, except as provided herein. If current tenant of the Premises shall fail to timely vacate the Premises, Landlord will diligently proceed to cause it to vacate, including by institution of summary process proceedings.

On the Construction Period Access Date and continuing until the Commencement Date, Tenant shall have the right to enter the Premises for purposes of performing the “Work” (as such term is described in Exhibit B); provided that such entry and performance of the Work shall be subject to all the provisions of this Lease (other than the payment of Annual Rent, Expenses and Taxes), including, without limitation, Tenant’s compliance with the insurance requirements of Article 11. Such early entry shall not advance the Termination Date. Tenant shall have no obligation to pay for the costs of any electricity, gas, HVAC and other utilities consumed in the Premises prior to the Commencement Date.

3.	RENT.

3.1Beginning on the Rent Commencement Date, Tenant agrees to pay to Landlord the Annual Rent in effect from time to time by paying the Monthly Installment of Annual Rent then in effect in advance on or before the first (1st) day of each full calendar month during the Term, except that the first (1st) full month’s rent shall be paid upon the execution of this Lease. The Monthly Installment of Annual Rent in effect at any time shall be one-twelfth (1/12) of the Annual Rent in effect at such time. Rent for any period during the Term which is less than a full month shall be a prorated portion of the Monthly Installment of Annual Rent based upon the number of days in such month. Said rent shall be paid to Landlord, without deduction or offset and without notice or demand, (a) by wire pursuant to the wire instructions, as set forth on the Reference Pages, or (b) at the Address for Payment, as set forth on the Reference Pages, or to such other person or at such other place as Landlord may from time to time designate in writing. If an “Event of Default” (as hereinafter defined) occurs, Landlord may require by notice to Tenant that all subsequent rent payments be made by an automatic payment from Tenant’s bank account to Landlord’s account, without cost to Landlord. Tenant must implement such automatic payment system prior to the next scheduled rent payment or within ten (10) days after Landlord’s notice, whichever is later. Unless specified in this Lease to the contrary, all amounts and sums payable by Tenant to Landlord pursuant to this Lease shall be deemed additional rent.

3.2Tenant recognizes that late payment of any rent or other sum due under this Lease will result in administrative expense to Landlord, the extent of which additional expense is extremely difficult and economically impractical to ascertain. Tenant therefore agrees that if rent or any other sum is not paid when due and payable pursuant to this Lease, a late charge shall be imposed in an amount equal to the greater of (a) Two Hundred Dollars ($200.00) or (b) two percent (2%) of the unpaid amount. The amount of the late charge to be paid by Tenant shall be reassessed and added to Tenant’s obligation for each successive month until paid. The provisions of this Section 3.2 in no way relieve Tenant of the obligation to pay rent or other payments on or before the date on which they are due, nor do the terms of this Section 3.2 in any way affect Landlord’s remedies pursuant to Article 19 of this Lease in the event said rent or other payment is unpaid after date due. In addition, any amount owed by Tenant to Landlord which is not paid within ten (10) days when due shall bear interest at the lesser of six percent (6%) per annum above the prime rate, as published by the Wall Street Journal from time to time, or the maximum rate of interest permitted to be contracted for by law (such lesser rate, the “Default Rate”). However, interest shall not be payable on late charges to be paid by Tenant under this Lease. The payment of interest on such amounts shall not excuse or cure any default by Tenant under this Lease.

Except as otherwise expressly set forth herein, the foregoing covenants of Tenant are independent covenants and Tenant shall have no right to withhold or abate any payment of Annual Rent, additional rent or any other payment, or to set off any amount against Annual Rent, additional rent or any other payment then due and payable, or to terminate this Lease, because of any breach or alleged breach by Landlord of this Lease or because of the condition of the Premises. Tenant hereby acknowledges and agrees that it has been represented by counsel of its choice and has participated fully in the negotiation of this Lease, that Tenant understands that the remedies available to Tenant in the event of a default by Landlord may be more limited than those that would otherwise be available to Tenant under the common law in the absence of certain provisions of this Lease, and that the so called “dependent covenants” rule as developed under the common law (including, without limitation, the statement of such rule as set forth in the Restatement (Second) of Property, Section 7.1) shall not apply to this Lease or to the relationship of landlord and tenant created hereunder.

4.	RENT ADJUSTMENTS.

4.1For the purpose of this Article 4, the following terms are defined as follows:

4.1.1Lease Year: Each fiscal year (as determined by Landlord from time to time and which may be a different year for Expenses and Taxes) falling partly or wholly within the Term.

4.1.2Expenses: All costs of operation, maintenance, repair, replacement and management of the Building and the parking and other common areas, as determined in accordance with generally accepted accounting principles, including the following costs by way of illustration, but not limitation: water and sewer charges; insurance charges of or relating to all insurance policies and endorsements deemed by Landlord to be reasonably necessary or desirable and relating in any manner to the protection, preservation, or operation of the Building or any part of either thereof; costs of cleaning, repairing, replacing and maintaining the exterior areas, including parking and landscaping (but excluding exterior sewer and utility line maintenance, repair and replacement); window cleaning costs; snow and ice removal costs from the exterior areas and from the roof of the Building; labor costs; costs and expenses of managing the Building including a reasonable management fee not to exceed 3% of Annual Rent; air conditioning maintenance, repair and replacement costs (subject to the last grammatical paragraph of this Section 4.1.2); elevator maintenance fees and supplies; material costs; parking area maintenance, repair and replacement (subject to the last grammatical paragraph of this Section 4.1.2); licenses, permits and inspection fees; wages and salaries; employee benefits and payroll taxes; accounting and legal fees; any sales, use or service taxes incurred in connection therewith. In addition, Landlord shall be entitled to recover, as additional rent (which, along with any other capital expenditures constituting Expenses, Landlord may either include in Expenses or cause to be billed to Tenant along with Expenses and Taxes but as a separate item), (a) the cost of all capital expenditures which are required under any governmental laws, regulations or ordinances which were not applicable to the Building as of the date hereof, and (b) capital expenditures which are intended to reduce Expenses, but all allowable capital expenditures shall be amortized over the reasonable life of such expenditures in accordance with such reasonable life and amortization schedules as shall be determined by Landlord in accordance with generally accepted accounting principles, with interest on the unamortized amount at one percent (1%) in excess of the Wall Street Journal prime lending rate announced from time to time. In no event shall Expenses charged to Tenant exceed actual expenses incurred by Landlord.

Expenses shall not include the items set forth in the following paragraph or listed below:

1.	leasing commissions, fees and costs, advertising and promotional expenses and other costs incurred in procuring tenants or in selling the Building;

2.	legal fees or other expenses incurred in connection with enforcing leases with tenants in the Building;

3.	costs of renovating or otherwise improving or decorating space for any tenant or other occupant of the Building, including Tenant, or relocating any tenant;

4.	financing costs including interest and principal amortization of debts and the costs of providing the same;

5.	depreciation or amortization, except as provided above;

6.	rental on ground leases or other underlying leases and the costs of providing the same;

7.	wages, bonuses, other compensation, and fringe benefits including, but not limited to insurance plans and tax qualified benefit plans of employees above the grade of building manager;

8.

any liabilities, costs or expenses associated with or incurred in connection with the removal, enclosure, encapsulation or other handling of Hazardous Materials other than for de minimis environmental activities and the cost of defending against claims in regard to the existence or release of Hazardous Materials at the Building (except with respect to those costs for which Tenant is otherwise responsible pursuant to the express terms of this Lease);

9.	costs of any items for which Landlord is or is entitled to be paid or reimbursed by insurance;

10.

charges for electricity, water, or other utilities, services or goods and applicable taxes for which Tenant or any other tenant, occupant, person or other party is obligated to reimburse Landlord separately (i.e., not through the payment of Expenses) or to pay to third parties;

11.	the cost of installing, operating and maintaining any specialty service, such as a cafeteria, observatory, broadcasting facilities, child or daycare;

12.	cost of any work or services performed for any facility other than the Building;

13.

any cost representing an amount paid to a person firm, corporation or other entity related to Landlord that is materially in excess of the amount which would have been paid in the absence of such relationship;

14.	except as expressly provided in this Section 4.1.2, the cost of any item that, under generally accepted accounting principles, are properly classified as capital expenses;

15.	lease payments for rental equipment (other than for equipment properly charged as an Expense);

16.	late fees or charges incurred by Landlord due to late payment of expenses, except to the extent attributable to Tenant’s actions or inactions;

17.	cost of acquiring, securing, cleaning or maintaining sculptures, paintings and other works of art;

18.

real estate taxes (the payment for which by Tenant is provided for below separately in Section 4.1.3 and the sections following such Section 4.1.3) or taxes on Landlord’s business (such as income, excess profits, franchise, capital stock, estate, inheritance, etc.);

19.	charitable or political contributions;

20.	reserve funds;

21.	all other items for which another party compensates or pays so that Landlord shall not recover any item of cost more than once;

22.	any cost associated with operating as an on or off-site management office for the Building, except to the extent included in the management fee permitted hereby;

23.

Landlord’s general overhead and any other expenses not directly attributable to the operation and management of the Building (e.g. the activities of Landlord’s officers and executives or professional development expenditures), except to the extent included in the management fee permitted hereby;

24.

costs and expenses incurred in connection with compliance with or contesting or settlement of any claimed violation of law or requirements of law, except to the extent attributable to Tenant’s actions or inactions;

25.	costs of mitigation or impact fees or subsidies (however characterized), imposed or incurred prior to the date of the Lease; and

26.	costs related to public transportation, transit or vanpools, except to the extent that Tenant shall elect to participate in the service to which such costs relate.

Notwithstanding the above provisions of this Section 4.1.2, during the five (5) year period beginning on the Commencement Date, Expenses shall not include the cost of any capital expenditure repair or replacement of (i) the roof of the Building, (ii) any rooftop HVAC unit or (iii) the parking area serving the Building. After such five (5) year period, the cost of any capital repair or replacement of (i) the roof of the Building, (ii) any rooftop HVAC unit or (iii) the parking area serving the Building may be included in Expenses and amortized in the manner provided above.

4.1.3Taxes: Real estate taxes and any other taxes, charges and assessments which are levied with respect to the Building or the land appurtenant to the Building, or with respect to any improvements, fixtures and equipment or other property of Landlord, real or personal, located in the Building and used in connection with the operation of the Building and said land, any payments to any ground lessor in reimbursement of tax payments made by such lessor; and all fees, expenses and costs incurred by Landlord in investigating, protesting, contesting or in any way seeking to reduce or avoid increase in any assessments, levies or the tax rate pertaining to any Taxes to be paid by Landlord in any Lease Year. Taxes shall not include any corporate franchise, or estate, inheritance or net income tax, or tax imposed upon any transfer by Landlord of its interest in this Lease or the Building or any taxes to be paid by Tenant pursuant to Article 28.

4.2From and after the Rent Commencement Date, Tenant shall pay as additional rent for each Lease Year Expenses and Taxes incurred for such Lease Year.

4.3The annual determination of Expenses shall be made by Landlord, and shall be binding upon Landlord and Tenant, subject to the provisions of this Section 4.3. During the Term, Tenant may review, at Tenant’s sole cost and expense, the books and records supporting such determination in an office of Landlord, or Landlord’s agent, during normal business hours, upon giving Landlord fifteen (15) days advance written notice within ninety (90) days after receipt of such determination, but in no event more often than once in any one (1) year period, subject to execution of a confidentiality agreement acceptable to Landlord, and provided that Tenant may utilize an independent accountant or other service to perform such review who is not compensated on a contingency basis and is also subject to such confidentiality agreement. If after such review, it is determined that Expenses had been overstated by more than five percent (5%), Landlord shall reimburse Tenant for the reasonable costs of such review.

4.4Prior to the actual determination thereof for a Lease Year, Landlord may from time to time estimate Tenant’s liability for Expenses and/or Taxes under Section 4.2, Article 6 and Article 28 for the Lease Year or portion thereof. Landlord will give Tenant written notification of the amount of such estimate and Tenant agrees that it will pay, by increase of its Monthly Installments of Rent due in such Lease Year, additional rent in the amount of such estimate. Any such increased rate of Monthly Installments of Rent pursuant to this Section 4.4 shall remain in effect until further written notification to Tenant pursuant hereto.

4.5When the above mentioned actual determination of Tenant’s liability for Expenses and/or Taxes is made for any Lease Year and when Tenant is so notified in writing, then:

4.5.1If the total additional rent Tenant actually paid pursuant to Section 4.3 on account of Expenses and/or Taxes for the Lease Year is less than Tenant’s liability for Expenses and/or Taxes, then Tenant shall pay such deficiency to Landlord as additional rent in one lump sum within thirty (30) days of receipt of Landlord’s bill therefor; and

4.5.2If the total additional rent Tenant actually paid pursuant to Section 4.3 on account of Expenses and/or Taxes for the Lease Year is more than Tenant’s liability for Expenses and/or Taxes, then Landlord shall credit the difference against the then next due payments to be made by Tenant under this Article 4, or, if the Lease has terminated, refund the difference in cash.

4.6Tenant’s liability for Expenses and Taxes for the Lease Year in which the Rent Commencement Date and/or Termination Date, as applicable, occurs shall be prorated based upon a three hundred sixty-five (365) day year.

5.	SECURITY DEPOSIT.

As security for Tenant’s faithful performance of Tenant’s obligations hereunder, Tenant shall deliver to Landlord, upon the execution of this Lease by Tenant, a clean, irrevocable letter of credit in the face amount of the Security Deposit, issued to Landlord as the sole beneficiary (the “Letter of Credit”). The Letter of Credit shall have a stated duration of and shall be effective for at least one (1) year with provision for automatic successive annual one-year extensions during the Term and for sixty (60) days thereafter. Tenant shall keep the Letter of Credit in force throughout the Term and for sixty (60) days after the expiration date or the earlier termination of the Term. Tenant shall deliver to Landlord a renewal Letter of Credit no later than sixty (60) days prior to the expiration date of any Letter of Credit issued under this Section 5, and if Tenant fails to do so, Landlord may draw the entire amount of the expiring Letter of Credit and hold the proceeds in cash as the Security Deposit, as hereinafter provided, but in that event, Tenant shall, upon demand, provide Landlord with a new Letter of Credit, meeting the requirements of this Lease as the Security Deposit, in lieu of such cash, and upon receipt of such replacement Letter of Credit, Landlord shall promptly return such cash Security Deposit to Tenant. The Letter of Credit shall be issued by a commercial bank satisfactory to and approved by Landlord.

If Tenant fails to pay Annual Rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Lease beyond any applicable notice and cure periods, Landlord may (but shall have no obligation to) use all or any portion of the Letter of Credit for the payment of any Monthly Installment of Annual Rent or other charge due hereunder, to pay any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby. If Landlord so uses or applies all or any portion of the Letter of Credit, Tenant shall within ten (10) business days after written demand therefor, restore the Letter of Credit to the initial face amount thereof. Provided there is not an ongoing Tenant Event of Default under the terms of this Lease, the Letter of Credit, or so much thereof as shall not then have been applied by Landlord, shall be returned without payment of interest or other amount for its use, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) within forty-five (45) days after the expiration of the Term hereof, and after Tenant has vacated and delivered the Premises as required hereunder. No trust relationship is created herein between Landlord and Tenant with respect to the Letter of Credit. Tenant acknowledges that the Letter of Credit is not an advance payment of any kind or a measure of or limit on Landlord’s damages in the event of Tenant’s default. Any application of the Letter of Credit by Landlord shall be without prejudice to any other right or remedy. If Landlord conveys Landlord’s interest under this Lease, the Letter of Credit, or any part thereof not previously applied, may be turned over by Landlord to Landlord’s grantee, and, if so turned over, Tenant agrees to look solely to such grantee for proper application of the Letter of Credit in accordance with the terms of this Section 5, and the return thereof in accordance herewith (and if required, Tenant shall cooperate as necessary to transfer the Letter of Credit to such grantee). The holder of a mortgage shall not be responsible to Tenant for the return or application of any the Letter of Credit, whether or not it succeeds to the position of Landlord hereunder, unless the Letter of Credit shall have been received in hand by such holder.

Provided no Event of Default has occurred at any time, if Tenant is publically held and if its most recently Form 10Q filed with the SEC shows (or if Tenant is not publically held or if its most recently Form 10Q with the SEC fails to show such financial criteria, upon receipt by Landlord of Tenant’s written request therefor and presentation to Landlord by Tenant of a written certification from Tenant’s Chief Financial Officer as to) Tenant’s satisfaction of the following financial criteria, the Security Deposit shall be subject to reductions as follows:

(a)As of the third (3rd) anniversary of the Rent Commencement Date, the Security Deposit may be reduced to $1,100,000, provided Tenant shall have both (i) a tangible net worth of at least $75,000,000.00 and (ii) a ratio of current assets to current liabilities of at least 5.0 to 1.0 as of the end of its then most recent fiscal quarter;

(b)As of the sixth (6th) anniversary of the Rent Commencement Date, the Security Deposit may be reduced to $700,000, provided Tenant shall have both (i) a tangible net worth of at least $75,000,000.00 and (ii) a ratio of current assets to current liabilities of at least 5.0 to 1.0 as of the end of its then most recent fiscal quarter; and

(c)As of the ninth (9th) anniversary of the Rent Commencement Date, the Security Deposit may be reduced to $300,000, provided Tenant shall have both (i) a tangible net worth of at least $75,000,000.00 and (ii) a ratio of current assets to current liabilities to at least 5.0 to 1.0 as of the end of its then most recent fiscal quarter.

In order to effectuate the Security Deposit reductions, Tenant shall cause the Issuing Bank to issue a clean original replacement Letter of Credit in the amount of the reduced Security Deposit or an amendment to the original Letter of credit reflecting such reduced Security Deposit. If applicable, contemporaneously with delivery of such replacement Letter of Credit, Landlord shall return the prior Letter of Credit to Tenant or the Issuing Bank.

6.	ALTERATIONS.

6.1Except for those specifically provided for in Exhibit B to this Lease, Tenant shall not make or suffer to be made any alterations, additions, or improvements, including, but not limited to, the attachment of any fixtures or equipment in, on, or to the Premises or any part thereof or the making of any improvements as required by Article 7, without the prior written consent of Landlord which consent shall not be unreasonably withheld, conditioned or delayed. When applying for such consent, Tenant shall, if requested by Landlord, furnish complete plans and specifications for such alterations, additions and improvements. Landlord shall notify Tenant whether it approves of the requested alterations, additions or improvements within ten (10) Business Days after Tenant’s submission of specifications and plans if so required. If Landlord disapproves of such plans or specifications, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval. Landlord shall specifically identify any alteration or improvement which Landlord requires Tenant to remove at the end of the Term. Failure of Landlord to provide its written approval or disapproval with comments within such time period shall be a deemed approval. Notwithstanding the foregoing, Landlord’s consent shall not be required with respect to alterations which (i) are not structural in nature, (ii) are not visible from the exterior of the Building, (iii) do not affect or require modification of the Building’s electrical, mechanical, plumbing, HVAC or other systems, and (iv) in the aggregate do not cost more than $50,000.00 to complete.

6.2In the event Landlord consents to the making of any such alteration, addition or improvement by Tenant, the same shall be made by using either Landlord’s contractor or a contractor reasonably approved by Landlord, in either event at Tenant’s sole cost and expense. Except for the work contemplated by Exhibit B, Landlord may charge Tenant for third-party costs actually incurred by Landlord in connection with the proposed work and the design thereof, with all such amounts being due ten (10) days after Landlord’s demand.

6.3All alterations, additions or improvements proposed by Tenant shall be constructed in accordance with all government laws, ordinances, rules and regulations, using Building standard materials where applicable, and Tenant shall, prior to construction, provide the additional insurance required under Article 11 in such case, and also all such assurances to Landlord as Landlord shall reasonably require to assure payment of the costs thereof, including but not limited to, notices of non-responsibility, waivers of lien, surety company performance bonds and funded construction escrows and to protect Landlord and the Building and appurtenant land against any loss from any mechanic’s, materialmen’s or other liens. Tenant shall pay in addition to any sums due pursuant to Article 4, any increase in real estate taxes attributable to any such alteration, addition or improvement for so long, during the Term, as such increase is ascertainable; at Landlord’s election said sums shall be paid in the same way as sums due under Article 4.

6.4Subject to the foregoing provisions of this Section 6, Tenant may install a liquid nitrogen tank, an oxygen tank and a generator in such locations near the Building as shall be approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. Tenant shall provide such insurance with respect to the same as Landlord shall reasonably require.

7.	REPAIR.

7.1Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises, except for any work specified in Exhibit B attached to this Lease. By taking possession of the Premises, Tenant accepts them as being in good order, condition and repair and in the condition in which Landlord is obligated to deliver them, except as set forth in the punch list to be delivered pursuant to Section 2.1. It is hereby understood and agreed that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant, except as specifically set forth in this Lease.

7.2Tenant shall, at its own cost and expense, keep and maintain all parts of the Premises and the Building which Landlord is not required to repair and maintain (in the case of the systems referred to in Section 7.3, which Landlord has not elected to maintain) in good condition and repair, promptly making all necessary repairs and replacements, whether ordinary or extraordinary, with materials and workmanship of the same character, kind and quality as the original (including, but not limited to, repair, maintenance and replacement of all fixtures installed by Tenant, water heaters serving the Premises, windows, glass and plate glass, doors, exterior stairs, skylights, any special office entries, interior walls and finish work, floors and floor coverings, heating and air conditioning systems (“HVAC Systems”) serving the Premises, electrical systems and fixtures serving the Premises, sprinkler systems serving the Premises, dock boards (if any), truck doors, dock bumpers (if any), plumbing and fixtures so that the same are all in good working order and repair, and performance of regular removal of trash and debris). Tenant as part of its obligations hereunder shall keep the Premises in a clean and sanitary condition. Tenant shall keep all such parts of the Premises from deterioration due to ordinary wear and from falling temporarily out of repair.

7.3Landlord shall maintain and repair in good condition the exterior walls (exclusive of glass and doors and exclusive of the interior surfaces of the exterior walls, all of which Tenant shall maintain and repair); roof; foundation; structural supports of the Building promptly making all necessary repairs and replacements,; and, to the extent that Landlord shall elect from time to time by written notice to Tenant, the Building and Premises heating, plumbing, electrical, air-conditioning, and mechanical systems. Landlord shall maintain and repair the exterior areas, including exterior sewer and exterior utility lines and the parking areas for the Building, and shall clean and provide snow-plowing for the parking areas and access driveways and walkways for the Building. Landlord shall not be liable for any failure to make any such repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant.

7.4Except as provided herein and in Article 22, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or to fixtures, appurtenances and equipment in the Building. Except to the extent, if any, prohibited by law, Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect.

7.5Tenant shall, at its own cost and expense, enter into a regularly scheduled preventative maintenance/service contracts with maintenance contractors approved by Landlord for servicing all HVAC Systems and equipment serving the Premises which Landlord has not elected to maintain under Section 7.3 and for servicing all elevators in the Building (and copies thereof shall be furnished to Landlord) so that the same are equipped to operate and function in good working order twenty-four (24) hours per day, seven (7) days per week. The service contract must include all services suggested by the equipment manufacturer in the operation/maintenance manual and must become effective within ten (10) days of the date Tenant takes possession of the Premises. Should Tenant fail to do so, Landlord may, upon notice to Tenant, enter into such a maintenance/service contract on behalf of Tenant or perform the work and in either case, charge Tenant the cost thereof along with a reasonable amount of Landlord’s overhead.

7.6Notwithstanding any provision of this Lease to the contrary, in connection with Landlord’s performance of any duties or obligations under this Lease, including, without limitation, any actions arising under Section 7.3 (the foregoing Landlord’s activities, “Landlord’s Actions”), Landlord shall use commercially reasonable efforts to minimize interference with ingress and egress to, and the operations of Tenant in, the Premises. In the event any of Landlord’s Actions (excepting those that arise from force majeure events) results in material interference with ingress and egress to, or Tenant’s operations in, the Premises whereby Tenant is unable to use all or a portion of the Premises in Tenant’s reasonable business judgment by reason of such interference for more than five (5) business days after Tenant gives Landlord notice of such interference, then the Base Rent payable hereunder shall be abated proportionately commencing as of sixth (6th) business day after such notice until such interference shall cease or Tenant is able to use the entire Premises for business in the ordinary course, whichever first occurs.

8.	LIENS.

Tenant shall keep the Premises, the Building and appurtenant land and Tenant’s leasehold interest in the Premises free from any liens arising out of any services, work or materials performed, furnished, or contracted for by Tenant, or obligations incurred by Tenant. In the event that Tenant fails, within ten (10) days following the imposition of any such lien, to cause the same to be released of record (such failure to constitute an Event of Default), Landlord shall have the right to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Landlord and all expenses incurred by it in connection therewith shall be payable to it by Tenant within five (5) days of Landlord’s demand.

9.	ASSIGNMENT AND SUBLETTING.

9.1Tenant shall not have the right to assign, mortgage or pledge this Lease or to sublet the whole or any part of the Premises whether voluntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant, and shall not make, suffer or permit such assignment, mortgage, pledge, subleasing or occupancy without the prior written consent of Landlord, such consent not to be unreasonably withheld (provided, however, that with respect to any mortgage, pledge or assignment of the Lease given as security for any debt, Landlord’s consent may be withheld in Landlord’s sole discretion), and said restrictions shall be binding upon any and all assignees of the Lease and subtenants of the Premises. In the event Tenant desires to sublet, or permit such occupancy of, the Premises, or any portion thereof, or assign, mortgage or pledge this Lease, Tenant shall give written notice thereof to Landlord at least thirty (30) days but no more than one hundred twenty (120) days prior to the proposed commencement date of such subletting or assignment, which notice shall set forth the name of the proposed subtenant or assignee, the relevant terms of any sublease or assignment and copies of financial reports and other relevant financial information of the proposed subtenant or assignee.

9.2Notwithstanding any assignment or subletting, permitted or otherwise, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of the rent specified in this Lease and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease, in the case of an assignment, jointly and severally with the assignee. Upon the occurrence of an Event of Default, if the Premises or any part of them are then assigned or sublet, Landlord, in addition to any other remedies provided in this Lease or provided by law, may, at its option, collect directly from such assignee or subtenant all rents due and becoming due to Tenant under such assignment or sublease and apply such rent against any sums due to Landlord from Tenant under this Lease, and no such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant’s obligations under this Lease. No consent by Landlord hereunder shall be deemed a waiver or release of the obligation to obtain Landlord’s consent to any future matter requiring its consent hereunder.

9.3In the event that Tenant sells, sublets, assigns or transfers this Lease, Tenant shall pay to Landlord as additional rent an amount equal to fifty percent (50%) of any Increased Rent (as defined below), when and as such Increased Rent is received by Tenant. As used in this Section, “Increased Rent” shall mean the excess of (a) all rent and other consideration which Tenant is entitled to receive by reason of any sale, sublease, assignment or other transfer of this Lease, over (b) the sum of (i) the rent otherwise payable by Tenant under this Lease at such time and (ii) the reasonable costs incurred by Tenant for leasing commissions and tenant improvements in connection with such sublease, assignment or other transfer. For purposes of the foregoing, any consideration received by Tenant in form other than cash shall be valued at its fair market value as determined by Landlord in good faith.

9.4Notwithstanding any other provision hereof, it shall be considered reasonable for Landlord to withhold its consent to any assignment of this Lease or sublease of any portion of the Premises if an Event of Default then exists or the proposed assignee or sublessee is an entity: (a) with which Landlord is already in negotiation; (b) is already an occupant of the Building unless Landlord is unable to provide the amount of space required by such occupant; (c) is a governmental agency; (d) is incompatible with the character of occupancy of the Building; (e) with which the payment for the sublease or assignment is determined in whole or in part based upon its net income or profits; or (f) would subject the Premises to a use which would: (i) violate any exclusive right granted to another tenant of the Building; (ii) require any addition to or modification of the Premises or the Building in order to comply with building code or other governmental requirements; or (iii) involve a violation of Section 1.2. Tenant expressly agrees that for the purposes of any statutory or other requirement of reasonableness on the part of Landlord, Landlord’s refusal to consent to any assignment or sublease for any of the reasons described in this Section 9.4, shall be conclusively deemed to be reasonable.

9.5Upon any request to assign or sublet, Tenant will pay to Landlord the Assignment/Subletting Fee, regardless of whether Landlord shall consent to, refuse consent, or determine that Landlord’s consent is not required for, such assignment, pledge or sublease. Any purported sale, assignment, mortgage, transfer of this Lease or subletting which does not comply with the provisions of this Article 9 shall be void.

9.6Notwithstanding the above, but only after reasonable prior notice to Landlord, Tenant shall have the right to assign this Lease or sublet the Premises in whole or in part to (A) an entity controlled by, in control of, or under common control with, Tenant or (B) a successor entity resulting from an acquisition, merger, spin off or consolidation (such successor entity under this subclause (B) shall be referred to herein as a “Successor Entity”) without the need to obtain Landlord’s consent so long, in the case of a Successor Entity, such Successor Entity shall have a tangible net worth as of the date of such assignment or sublease at least equal to or greater than the tangible net worth of Tenant as of the date of this Lease.

10.	INDEMNIFICATION.

None of the Landlord Entities shall be liable and Tenant hereby waives all claims against them for any damage to any property or any injury to any person in or about the Premises or the Building by or from any cause whatsoever (including without limiting the foregoing, rain or water leakage of any character from the roof, windows, walls, basement, pipes, plumbing works or appliances, the Building not being in good condition or repair, gas, fire, oil, electricity or theft), except to the extent due to the negligence or willful misconduct of a Landlord Entity or prohibited by applicable law. Tenant shall protect, indemnify and hold the Landlord Entities harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of (a) any damage to any property (including but not limited to property of any Landlord Entity) or any injury (including but not limited to death) to any person occurring in, on or about the Premises or the Building to the extent that such injury or damage shall be caused by or arise from any actual act, neglect, fault, or omission by or of Tenant or any Tenant Entity to meet any standards imposed by any duty with respect to the injury or damage; (b) the conduct or management of any work or thing whatsoever done by the Tenant in or about the Premises or from transactions of the Tenant concerning the Premises; (c) Tenant’s failure to comply with any and all governmental laws, ordinances and regulations applicable to the condition or use of the Premises or its occupancy; or (d) any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of the Tenant to be performed pursuant to this Lease. The provisions of this Article shall survive the termination of this Lease with respect to any claims or liability accruing prior to such termination.

11.	INSURANCE.

11.1Tenant shall keep in force throughout the Term: (a) a Commercial General Liability insurance policy or policies on a per occurrence and per location basis to protect the Landlord Entities against any liability to the public or to any invitee of Tenant or a Landlord Entity incidental to the use of or resulting from any accident occurring in or upon the Premises with a limit of not less than $1,000,000 per occurrence and not less than $2,000,000 in the annual aggregate, or such larger amount as Landlord may prudently require from time to time, covering bodily injury, property damage liability, personal injury/advertising liability, independent contractors and blanket contractual liability and $2,000,000 products/completed operations aggregate; (b) Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident; (c) Worker’s Compensation Insurance including a waiver of subrogation in favor of Landlord and with limits as required by statute with Employers Liability and limits of $500,000 each accident, $500,000 disease policy limit, $500,000 disease--each employee; (d) Umbrella / Excess liability policy providing coverage over and above applicable underlying Commercial General Liability, Business Auto and Workers Compensation/Employers Liability policies with coverage not more restrictive than the underlying liability with limits acceptable to manager or owner, but at a minimum $5,000,000 per occurrence and in the aggregate; (e) All Risk or Special Form coverage protecting against loss of or damage to the Building and Tenant’s alterations, additions, improvements, carpeting, floor coverings, panelings, decorations, fixtures, inventory and other business personal property situated in or about the Premises to the full replacement value of the property so insured; and (f) Business Interruption Insurance with limit of liability representing loss of at least approximately twelve (12) months of income.

11.2The aforesaid policies shall (a) be provided at Tenant’s expense; (b) name the Landlord Entities as additional insureds (General Liability) and loss payee (Property-Special Form); (c) shall be primary and noncontributory with regard to any other insurance that may be available to Landlord Entities and Landlord’s property manager; (d) be issued by an insurance company with a minimum Best’s rating of “A-:VII” during the Term; and (e) provide that said insurance shall not be canceled unless thirty (30) days prior written notice (ten days for nonpayment of premium) shall have been given to Landlord; a certificate of Liability insurance on ACORD Form 25 and a certificate of Property insurance on ACORD form 28 shall be delivered to Landlord by Tenant upon the Commencement Date and at least thirty (30) days prior to each renewal of said insurance.

11.3In addition to any insurance required of Tenant, Tenant shall secure, pay for and maintain or cause Tenant’s Contractors and Sub-Contractors to secure, pay for and maintain during the continuance of construction and fixturing or work thereafter within the Building or Premises, insurance at a minimum equal to above terms and limits of liability required by Tenant, including additional insured status provided to Landlord and Landlord’s property manager on a primary and non-contributory basis.

11.4Landlord shall maintain property insurance for the Building’s replacement value (excluding property required to be insured by Tenant, it being agreed that Landlord shall have no obligation to provide insurance for such property), less a commercially-reasonable deductible if Landlord so chooses. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary. Tenant shall pay the cost of all insurance carried by Landlord, as set forth in Section 4. The foregoing insurance policies and any other insurance carried by Landlord shall be for the sole benefit of Landlord and under Landlord’s sole control, and Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

12.	WAIVER OF SUBROGATION.

Tenant and Landlord hereby mutually waive their respective rights of recovery against each other for any loss insured by fire, extended coverage, All Risks or other property damage insurance now or hereafter existing for the benefit of the respective party and this waiver shall apply regardless of whether the damaged property is insured. Each party shall obtain any special endorsements required by their insurer to evidence compliance with the aforementioned waiver.

13.	SERVICES AND UTILITIES.

13.1Subject to the other provisions of this Lease, Landlord agrees to furnish to the Premises, subject to the rules and regulations of the Building prescribed from time to time, water and sewer services suitable for Tenant’s permitted use of the Premises. Tenant shall, upon demand from time to time, reimburse Landlord for all water and sewer charges for the Premises, at the rates charged for such services by the local public utility or agency, as the case may be, furnishing the same. Landlord shall not be liable for, and Tenant shall not be entitled to, any abatement or reduction of rental by reason of Landlord’s failure to furnish any of the water or sewer services. Landlord shall use reasonable efforts to remedy any interruption in the furnishing of such water and sewer services.

13.2Beginning on the Commencement Date, Tenant (and not Landlord) shall be responsible for furnishing all gas, electricity, telephone and other utility services (other than water and sewer services), cleaning, janitorial and trash removal services to the Premises. Tenant shall also furnish all electric light bulbs, tubes and ballasts, battery packs for emergency lighting and fire extinguishers. All such gas, electricity, HVAC, telephone and other utility services shall be separately metered and Tenant shall pay all charges therefor, together with any taxes, penalties, surcharges, maintenance charges or the like pertaining thereto, directly to the provider of such services. For any period of the Term during which any such services are not separately metered to Tenant, Tenant shall pay such proportion of all charges jointly metered with other premises in the Building as determined by Landlord, in its reasonable discretion. Any such charges paid by Landlord and assessed against Tenant shall be immediately payable to Landlord on demand and shall be additional rent hereunder. Tenant agrees that its electrical demand requirements shall not adversely affect the Building’s electrical system and will not exceed the maximum from time to time permitted under applicable laws, and to repair at Tenant’s sole cost any damage caused to the electrical system caused by Tenant’s failure to observe this requirement.

14.	HOLDING OVER.

Tenant shall pay Landlord for each day Tenant retains possession of the Premises or part of them after termination of this Lease by lapse of time or otherwise at the rate (“Holdover Rate”) which shall be One Hundred Fifty percent (150%) of the Annual Rent for the last period prior to the date of such termination plus all Rent Adjustments under Article 4, prorated on a daily basis, and also pay all damages sustained by Landlord by reason of such retention. If Landlord gives notice to Tenant of Landlord’s election to such effect, such holding over shall constitute renewal of this Lease for a period from month to month at the Holdover Rate, but if the Landlord does not so elect, no such renewal shall result notwithstanding acceptance by Landlord of any sums due hereunder after such termination; and instead, a tenancy at sufferance at the Holdover Rate shall be deemed to have been created. In any event, no provision of this Article 14 shall be deemed to waive Landlord’s right of reentry or any other right under this Lease or at law.

15.	SUBORDINATION.

This Lease shall be subject and subordinate at all times to ground or underlying leases and to the lien of any mortgages or deeds of trust now or hereafter placed on, against or affecting the Building, Landlord’s interest or estate in the Building, or any ground or underlying lease, provided the holder thereof shall enter into a nondisturbance agreement with Tenant in such holder’s standard form and provided, however, that if the lessor, mortgagee, trustee, or holder of any such mortgage or deed of trust elects to have Tenant’s interest in this Lease be superior to any such instrument, then, by notice to Tenant, this Lease shall be deemed superior, whether this Lease was executed before or after said instrument. Notwithstanding the foregoing, Tenant covenants and agrees to execute and deliver within ten (10) days of Landlord’s written request such further instruments evidencing such subordination or superiority of this Lease as may be required by Landlord. Landlord to obtain and provide to Tenant prior to the Construction Period Access Date a non-disturbance agreement from any existing mortgage or lien holder substantially in the form attached as Exhibit G.

16.	RULES AND REGULATIONS.

Tenant shall faithfully observe and comply with all the rules and regulations as set forth in Exhibit D to this Lease and all reasonable and non-discriminatory modifications of and additions to them from time to time put into effect by Landlord. Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Building of any such rules and regulations.

17.	REENTRY BY LANDLORD.

17.1Landlord reserves and shall at all times have the right to re-enter the Premises at reasonable times upon advance notice (except in the event of emergency) to inspect the same, to show said Premises to prospective purchasers during the last twelve (12) months of the Term if Tenant has not exercised its option to extend, mortgagees or tenants, and to alter, improve or repair the Premises and any portion of the Building, without abatement of rent, and may for that purpose erect, use and maintain scaffolding, pipes, conduits and other necessary structures and open any wall, ceiling or floor in and through the Building and Premises where reasonably required by the character of the work to be performed, provided entrance to the Premises shall not be blocked thereby, and further provided that the business of Tenant shall not be interfered with unreasonably. Landlord shall have the right at any time to change the name, number or designation by which the Building is commonly known. In the event that Landlord damages any portion of any wall or wall covering, ceiling, or floor or floor covering within the Premises, Landlord shall repair or replace the damaged portion to match the original as nearly as commercially reasonable but shall not be required to repair or replace more than the portion actually damaged. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by any action of Landlord authorized by this Article 17.

17.2For each of the aforesaid purposes, Landlord shall at all times have and retain a key and such other applicable items, such as access cards, with which to unlock all of the doors in the Premises, excluding Tenant’s vaults and safes or special security areas (designated in advance), and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency to obtain entry to any portion of the Premises. As to any portion to which access cannot be had by means of a key or keys, or such other applicable items, in Landlord’s possession, Landlord after reasonable advance notice to Tenant is authorized to gain access by such means as Landlord shall elect and the cost of repairing any damage occurring in doing so shall be borne by Tenant and paid to Landlord within five (5) days of Landlord’s demand.

18.	DEFAULT.

18.1Except as otherwise provided in Article 20, the following events shall be deemed to be “Events of Default” under this Lease:

18.1.1Tenant shall fail to pay when due any sum of money becoming due to be paid to Landlord under this Lease, whether such sum be any installment of the rent reserved by this Lease, any other amount treated as additional rent under this Lease, or any other payment or reimbursement to Landlord required by this Lease, whether or not treated as additional rent under this Lease, and such failure shall continue for a period of seven (7) days after written notice that such payment was not made when due, but if any two (2) such notices shall be given, for the twelve (12) month period commencing with the date of such notice, the failure to pay within seven (7) days after due any additional sum of money becoming due to be paid to Landlord under this Lease during such period shall be an Event of Default, without notice.

18.1.2Tenant shall fail to comply with any term, provision or covenant of this Lease which is not provided for in another Section of this Article and shall not cure such failure within thirty (30) days (provided, however, that such thirty (30) day cure period shall not apply to any such failure that involves a hazardous or emergency condition) after written notice of such failure to Tenant provided, however, that such failure shall not be an event of default if such failure could not reasonably be cured during such twenty (20) day period, Tenant has commenced the cure within such thirty (30) day period and thereafter is diligently pursuing such cure to completion, but the total aggregate cure period shall not exceed ninety (90) days.

18.1.3Tenant shall fail to vacate the Premises immediately upon termination of this Lease, by lapse of time or otherwise, or upon termination of Tenant’s right to possession only.

18.1.4Tenant shall become insolvent, admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency statute, make an assignment for the benefit of creditors, make a transfer in fraud of creditors, apply for or consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws, as now in effect or hereafter amended, or any other applicable law or statute of the United States or any state thereof.

18.1.5A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a receiver of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of entry thereof.

19.	REMEDIES.

19.1Except as otherwise provided in Article 20, upon the occurrence of any of the Events of Default described or referred to in Article 18, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever, concurrently or consecutively and not alternatively:

19.1.1Landlord may, at its election, by notice to Tenant, terminate this Lease or terminate Tenant’s right to possession only, without terminating the Lease.

19.1.2Upon any termination of this Lease, whether by lapse of time or otherwise, or upon any termination of Tenant’s right to possession without termination of the Lease, Tenant shall surrender possession and vacate the Premises immediately, and deliver possession thereof to Landlord, and Tenant hereby grants to Landlord full and free license to enter into and upon the Premises in such event and to repossess Landlord of the Premises as of Landlord’s former estate and to expel or remove Tenant and any others who may be occupying or be within the Premises and to remove Tenant’s signs and other evidence of tenancy and all other property of Tenant therefrom without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, and without incurring any liability for any damage resulting therefrom, Tenant waiving any right to claim damages for such re-entry and expulsion, and without relinquishing Landlord’s right to rent or any other right given to Landlord under this Lease or by operation of law.

19.1.3Upon any termination of this Lease, whether by lapse of time or otherwise, Landlord shall be entitled to recover as damages, all rent, including any amounts treated as additional rent under this Lease, and other sums due and payable by Tenant on the date of termination, plus as liquidated damages and not as a penalty, an amount equal to the sum of (a) the then present value (using a discount rate equal to the then prime rate as published by the Wall Street Journal, the “Discount Rate”) of the rent reserved in this Lease for the residue of the stated Term of this Lease including any amounts treated as additional rent under this Lease and all other sums provided in this Lease to be paid by Tenant, minus the present value (calculated using the Discount Rate) of the fair rental value of the Premises for such residue; (b) the value of the time and expense necessary to obtain a replacement tenant or tenants, and the estimated expenses described in Section 19.1.4 relating to recovery of the Premises, preparation for reletting and for reletting itself; (c) the cost of performing any other covenants which would have otherwise been performed by Tenant; and (d) the value of any free or reduced rent provided for in this Lease and the unamortized cost of any brokerage or other commissions and the unamortized cost of alterations, if any, paid by Landlord pursuant to, or in connection with, this Lease.

19.1.4Upon any termination of Tenant’s right to possession only without termination of the Lease (except as set forth in Section 19.1.4.3):

19.1.4.1Neither such termination of Tenant’s right to possession nor Landlord’s taking and holding possession thereof as provided in Section 19.1.2 shall terminate the Lease or release Tenant, in whole or in part, from any obligation, including Tenant’s obligation to pay the rent, including any amounts treated as additional rent, under this Lease for the full Term, and if Landlord so elects Tenant shall continue to pay to Landlord the entire amount of the rent as and when it becomes due, including any amounts treated as additional rent under this

Lease, for the remainder of the Term plus any other sums provided in this Lease to be paid by Tenant for the remainder of the Term.

19.1.4.2Landlord shall use commercially reasonable efforts to relet the Premises or portions thereof. Landlord and Tenant agree that nevertheless Landlord shall at most be required to use only the same efforts Landlord then uses to lease premises in the Building generally and that in any case that Landlord shall not be required to give any preference or priority to the showing or leasing of the Premises or portions thereof over any other space that Landlord may be leasing or have available and may place a suitable prospective tenant in any such other space regardless of when such other space becomes available and that Landlord shall have the right to relet the Premises for a greater or lesser term than that remaining under this Lease, the right to relet only a portion of the Premises, or a portion of the Premises or the entire Premises as a part of a larger area, and the right to change the character or use of the Premises. In connection with or in preparation for any reletting, Landlord may, but shall not be required to, make repairs, alterations and additions in or to the Premises and redecorate the same to the extent Landlord deems necessary or desirable, and Tenant shall pay the cost thereof, together with Landlord’s expenses of reletting, including, without limitation, any commission incurred by Landlord, within five (5) days of Landlord’s demand. Landlord shall not be required to observe any instruction given by Tenant about any reletting or accept any tenant offered by Tenant unless such offered tenant has a credit-worthiness acceptable to Landlord and leases the entire Premises upon terms and conditions including a rate of rent (after giving effect to all expenditures by Landlord for tenant improvements, broker’s commissions and other leasing costs) all no less favorable to Landlord than as called for in this Lease, nor shall Landlord be required to make or permit any assignment or sublease for more than the current term or which Landlord would not be required to permit under the provisions of Article 9.

19.1.4.3In the event that Landlord (i) terminates the Tenant’s right to possession without terminating the Lease or (ii) terminates the Lease and elects as its remedy to proceed under this Section 19.1.4.3 in lieu of the remedy set forth in Section 19.1.3 above (provided that at any time thereafter, Landlord may elect to proceed under Section 19.1.3 above), Tenant shall pay to Landlord upon demand the full amount of all rent, including any amounts treated as additional rent under this Lease and other sums reserved in this Lease for the remaining Term, together with the costs of repairs, alterations, additions, redecorating and Landlord’s expenses of reletting and the collection of the rent accruing therefrom (including reasonable attorney’s fees and broker’s commissions), as the same shall then be due or become due from time to time, less only such consideration as Landlord may have received from any reletting of the Premises, and Tenant agrees that Landlord may file suits from time to time to recover any sums falling due under this Article 19 as they become due. Any proceeds of reletting by Landlord in excess of the amount then owed by Tenant to Landlord from time to time shall be credited against Tenant’s future obligations under this Lease but shall not otherwise be refunded to Tenant or inure to Tenant’s benefit.

19.2Upon the occurrence of an Event of Default, Landlord may (but shall not be obligated to) cure such default at Tenant’s sole expense. Without limiting the generality of the foregoing, Landlord may, at Landlord’s option, enter into and upon the Premises if Landlord determines in its sole discretion that Tenant is not maintaining, repairing or replacing anything for which Tenant is responsible under this Lease or to otherwise effect compliance with Tenant’s obligations under this Lease and correct the same, without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without incurring any liability for any damage or interruption of Tenant’s business resulting therefrom and Tenant agrees to reimburse Landlord within five (5) days of Landlord’s demand as additional rent, for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease, plus interest from the date of expenditure by Landlord at the Default Rate.

19.3If, on account of any breach or default by Tenant in Tenant’s obligations under the terms and conditions of this Lease, it shall become necessary or appropriate for Landlord to employ or consult with an attorney or collection agency concerning or to enforce or defend any of Landlord’s rights or remedies arising under this Lease or to collect any sums due from Tenant, Tenant agrees to pay all costs and fees so incurred by Landlord, including, without limitation, reasonable attorneys’ fees and costs. TENANT EXPRESSLY WAIVES ANY RIGHT TO: (A) TRIAL BY JURY; AND (B) SERVICE OF ANY NOTICE REQUIRED BY ANY PRESENT OR FUTURE LAW OR ORDINANCE APPLICABLE TO LANDLORDS OR TENANTS BUT NOT REQUIRED BY THE TERMS OF THIS LEASE.

19.4Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies provided in this Lease or any other remedies provided by law (all such remedies being cumulative), nor shall pursuit of any remedy provided in this Lease constitute a forfeiture or waiver of any rent due to Landlord under this Lease or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants contained in this Lease.

19.5No act or thing done by Landlord or its agents during the Term shall be deemed a termination of this Lease or an acceptance of the surrender of the Premises, and no agreement to terminate this Lease or accept a surrender of said Premises shall be valid, unless in writing signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants contained in this Lease shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants contained in this Lease. Landlord’s acceptance of the payment of rental or other payments after the occurrence of an Event of Default shall not be construed as a waiver of such Event of Default, unless Landlord so notifies Tenant in writing. Forbearance by Landlord in enforcing one or more of the remedies provided in this Lease upon an Event of Default shall not be deemed or construed to constitute a waiver of such Event of Default or of Landlord’s right to enforce any such remedies with respect to such Event of Default or any subsequent Event of Default.

19.6Any and all property which may be removed from the Premises by Landlord pursuant to the authority of this Lease or of law, to which Tenant is or may be entitled, may be handled, removed and/or stored, as the case may be, by or at the direction of Landlord but at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not retaken by Tenant from storage within thirty (30) days after removal from the Premises shall, at Landlord’s option, be deemed conveyed by Tenant to Landlord under this Lease as by a bill of sale without further payment or credit by Landlord to Tenant.

20.	TENANT’S BANKRUPTCY OR INSOLVENCY.

20.1If at any time and for so long as Tenant shall be subjected to the provisions of the United States Bankruptcy Code or other law of the United States or any state thereof for the protection of debtors as in effect at such time (each a “Debtor’s Law”):

20.1.1Tenant, Tenant as debtor-in-possession, and any trustee or receiver of Tenant’s assets (each a “Tenant’s Representative”) shall have no greater right to assume or assign this Lease or any interest in this Lease, or to sublease any of the Premises than accorded to Tenant in Article 9, except to the extent Landlord shall be required to permit such assumption, assignment or sublease by the provisions of such Debtor’s Law. Without limitation of the generality of the foregoing, any right of any Tenant’s Representative to assume or assign this Lease or to sublease any of the Premises shall be subject to the conditions that:

20.1.1.1Such Debtor’s Law shall provide to Tenant’s Representative a right of assumption of this Lease which Tenant’s Representative shall have timely exercised and Tenant’s Representative shall have fully cured any default of Tenant under this Lease.

20.1.1.2Tenant’s Representative or the proposed assignee, as the case shall be, shall have deposited with Landlord as security for the timely payment of rent an amount equal to the larger of: (a) three (3) months’ rent and other monetary charges accruing under this Lease; and (b) any sum specified in Article 5; and shall have provided Landlord with adequate other assurance of the future performance of the obligations of the Tenant under this Lease. Without limitation, such assurances shall include, at least, in the case of assumption of this Lease, demonstration to the satisfaction of the Landlord that Tenant’s Representative has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that Tenant’s Representative will have sufficient funds to fulfill the obligations of Tenant under this Lease; and, in the case of assignment, submission of current financial statements of the proposed assignee, audited by an independent certified public accountant reasonably acceptable to Landlord and showing a net worth and working capital in amounts determined by Landlord to be sufficient to assure the future performance by such assignee of all of the Tenant’s obligations under this Lease.

20.1.1.3The assumption or any contemplated assignment of this Lease or subleasing any part of the Premises, as shall be the case, will not breach any provision in any other lease, mortgage, financing agreement or other agreement by which Landlord is bound.

20.1.1.4Landlord shall have, or would have had absent the Debtor’s Law, no right under Article 9 to refuse consent to the proposed assignment or sublease by reason of the identity or nature of the proposed assignee or sublessee or the proposed use of the Premises concerned.

21.	QUIET ENJOYMENT.

Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, while paying the rental and performing its other covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation from all persons or entities lawfully claiming by or through Landlord subject to the terms and provisions of this Lease. Landlord shall not be liable for any interference or disturbance by other tenants or third persons (other than parties claiming by or through Landlord), nor shall Tenant be released from any of the obligations of this Lease because of such interference or disturbance.

22.	CASUALTY.

22.1In the event the Premises or the Building are damaged by fire or other cause and in Landlord’s reasonable estimation such damage can be materially restored within one hundred eighty (180) days, Landlord shall forthwith repair the Premises and Building to substantially the same condition as before the casualty and this Lease shall remain in full force and effect, except that Tenant shall be entitled to a proportionate abatement in rent from the date of such damage. Such abatement of rent shall be made pro rata in accordance with the extent to which the damage and the making of such repairs shall interfere with the use and occupancy by Tenant of the Premises from time to time. Within forty-five (45) days from the date of such damage, Landlord shall notify Tenant, in writing, of Landlord’s reasonable estimation of the length of time within which material restoration can be made, and Landlord’s determination shall be binding on Tenant. For purposes of this Lease, the Building or Premises shall be deemed “materially restored” if they are in such condition as would not prevent or materially interfere with Tenant’s use of the Premises for the purpose for which it was being used immediately before such damage.

22.2If such repairs cannot, in Landlord’s reasonable estimation, be made within one hundred eighty (180) days, Landlord and Tenant shall each have the option of giving the other, at any time within ninety (90) days after such damage, notice terminating this Lease as of the date of such damage. In the event of the giving of such notice, this Lease shall expire and all interest of the Tenant in the Premises shall terminate as of the date of such damage as if such date had been originally fixed in this Lease for the expiration of the Term. In the event that neither Landlord nor Tenant exercises its option to terminate this Lease, then Landlord shall repair or restore such damage, this Lease continuing in full force and effect, and the rent hereunder shall be proportionately abated as provided in Section 22.1.

22.3Landlord shall not be required to repair or replace any damage or loss by or from fire or other cause to any panelings, decorations, partitions, additions, railings, ceilings, floor coverings, office fixtures or any other property or improvements installed on the Premises by, or belonging to, Tenant, provided that Landlord may require Tenant to pay to Landlord Tenant’s insurance proceeds therefor, and Landlord may use such proceeds to restore the same.

22.4Notwithstanding anything to the contrary contained in this Article: (a) Landlord shall not have any obligation whatsoever to repair, reconstruct, or restore the Premises when the damages resulting from any casualty covered by the provisions of this Article 22 occur during the last twelve (12) months of the Term or of any extension thereof, but if Landlord determines not to repair such damages Landlord shall notify Tenant and if such damages shall render any material portion of the Premises untenantable Tenant shall have the right to terminate this Lease by notice to Landlord within fifteen (15) days after receipt of Landlord’s notice; and (b) in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises or Building requires that any insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such holder, whereupon this Lease shall end on the date of such damage as if the date of such damage were the date originally fixed in this Lease for the expiration of the Term.

22.5In the event of any damage or destruction to the Building or Premises by any peril covered by the provisions of this Article 22, it shall be Tenant’s responsibility to properly secure the Premises and upon notice from Landlord to remove forthwith, at its sole cost and expense, such portion of all of the property belonging to Tenant or its licensees from such portion or all of the Building or Premises as Landlord shall request and is reasonably necessary to undertake Landlord’s repair.

23.	EMINENT DOMAIN.

If all or any substantial part of the Premises shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain, or conveyance in lieu of such appropriation, either party to this Lease shall have the right, at its option, of giving the other, at any time within thirty (30) days after such taking, notice terminating this Lease, except that Tenant may only terminate this Lease by reason of taking or appropriation, if such taking or appropriation shall be so substantial as to materially interfere with Tenant’s use and occupancy of the Premises. If neither party to this Lease shall so elect to terminate this Lease, the rental thereafter to be paid shall be adjusted on a fair and equitable basis under the circumstances. In addition to the rights of Landlord above, if any substantial part of the Building shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain or conveyance in lieu thereof, and regardless of whether the Premises or any part thereof are so taken or appropriated, Landlord shall have the right, at its sole option, to terminate this Lease. Landlord shall be entitled to any and all income, rent, award, or any interest whatsoever in or upon any such sum, which may be paid or made in connection with any such public or quasi-public use or purpose, and Tenant hereby assigns to Landlord any interest it may have in or claim to all or any part of such sums, other than any separate award which may be made with respect to Tenant’s trade fixtures and moving expenses; Tenant shall make no claim for the value of any unexpired Term.

24.	SALE BY LANDLORD.

In event of a sale or conveyance by Landlord of the Building, the same shall operate to release Landlord from any future liability upon any of the covenants or conditions, expressed or implied, contained in this Lease in favor of Tenant, and in such event Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease. Except as set forth in this Article 24, this Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee. If any security has been given by Tenant to secure the faithful performance of any of the covenants of this Lease, Landlord may transfer or deliver said security, as such, to Landlord’s successor in interest and thereupon Landlord shall be discharged from any further liability with regard to said security.

25.	ESTOPPEL CERTIFICATES.

Within ten (10) days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord or mortgagee or prospective mortgagee a sworn statement substantially in the form of Exhibit H certifying: (a) the date of commencement of this Lease; (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications to this Lease, that this Lease is in full force and effect, as modified, and stating the date and nature of such modifications); (c) the date to which the rent and other sums payable under this Lease have been paid; (d) the fact that there are no current defaults under this Lease by either Landlord or Tenant except as specified in Tenant’s statement; and (e) such other matters as may be requested by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Article 25 may be relied upon by any mortgagee, beneficiary or purchaser. Tenant irrevocably agrees that if Tenant fails to execute and deliver such certificate within such ten (10) day period Landlord or Landlord’s beneficiary or agent may execute and deliver such certificate on Tenant’s behalf, and that such certificate shall be fully binding on Tenant.

26.	SURRENDER OF PREMISES.

26.1Tenant shall arrange to meet Landlord for two (2) joint inspections of the Premises, the first to occur at least thirty (30) days (but no more than sixty (60) days) before the last day of the Term, and the second to occur not later than forty-eight (48) hours after Tenant has vacated the Premises. In the event of Tenant’s failure to arrange such joint inspections and/or participate in either such inspection, Landlord’s inspection at or after Tenant’s vacating the Premises shall be conclusively deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration.

26.2On or before the date that Tenant, and anyone claiming by, through or under Tenant, vacates the Premises, and immediately prior to the time that Tenant delivers the Premises to Landlord, Tenant shall, to the reasonable satisfaction of Landlord:

(i)

Decommission all laboratory space in and about the Leased Premises, including without limitation, in accordance with applicable laws and best practices for similarly used laboratory space, and to the satisfaction of Landlord and any governmental authority involved in the closure;

(ii)	Terminate all licenses, permits, registrations and consents obtained by Tenant for the use or storage of Hazardous Materials at the Premises;

(iii)	Remove from the Premises and dispose of all Hazardous Materials stored in the Premises in compliance with applicable laws (including, without limitation, all environmental, health and safety laws);

(iv)	Decontaminate all surfaces and fixed equipment in the Premises;

(v)	Review and remediate and properly dispose of any specific Hazardous Materials that may be associated with any laboratory fixtures used by Tenant in the Premises; and

(vi)

Provide to Landlord a copy of its most current chemical waste removal manifest and a certification from Tenant executed by an officer of Tenant that no Hazardous Materials or other potentially dangerous or harmful chemicals brought into the Premises by Tenant or any “Tenant’s Parties” (as such term is defined in Article 30) from and after the date that Tenant first took occupancy of the Premises remain in the Premises.

26.3All alterations, additions, and improvements in, on, or to the Premises made or installed by or for Tenant, including, without limitation, carpeting (collectively, “Alterations”), shall be and remain the property of Tenant during the Term. Upon the expiration or sooner termination of the Term, all Alterations shall become a part of the realty and shall belong to Landlord without compensation, and title shall pass to Landlord under this Lease as by a bill of sale. At the end of the Term or any renewal of the Term or other sooner termination of this Lease, Tenant will peaceably deliver up to Landlord possession of the Premises in good condition and repair, together with all Alterations by whomsoever made, broom clean and free of all debris, excepting only ordinary wear and tear and damage by fire or other casualty. Notwithstanding the foregoing, if Landlord so elects by notice to Tenant at the time Landlord approves the plans therefor (or if Landlord’s approval was not obtained or required, by notice to Tenant at least thirty (30) days prior to expiration of the Term) Tenant shall, at Tenant’s expense, remove any Alterations so designated by Landlord and repair any damage caused thereby.

26.4Tenant must, at Tenant’s sole cost, remove upon termination of this Lease, any and all of Tenant’s furniture, furnishings, equipment, movable partitions of less than full height from floor to ceiling and other trade fixtures and personal property, as well as all data/telecommunications cabling and wiring installed by or on behalf of Tenant, whether inside walls, under any raised floor or above any ceiling (collectively, “Personalty”). Personalty not so removed shall be deemed abandoned by the Tenant and title to the same shall thereupon pass to Landlord under this Lease as by a bill of sale, but Tenant shall remain responsible for the cost of removal and disposal of such Personalty, as well as any damage caused by such removal.

26.5All obligations of Tenant under this Lease not fully performed as of the expiration or earlier termination of the Term shall survive the expiration or earlier termination of the Term. Any otherwise unused Security Deposit may be credited against the amount payable by Tenant under this Lease.

27.	NOTICES.

Any notice or document required or permitted to be delivered under this Lease shall be addressed to the intended recipient, by fully prepaid registered or certified United States Mail return receipt requested, or by reputable independent contract delivery service furnishing a written record of attempted or actual delivery, and shall be deemed to be delivered when tendered for delivery to the addressee at its address set forth on the Reference Pages, or at such other address as it has then last specified by written notice delivered in accordance with this Article 27, or if to Tenant at either its aforesaid address or if Tenant has vacated the Premises then to its last known registered office or home of a general partner or individual owner, whether or not actually accepted or received by the addressee. Any such notice or document may also be personally delivered if a receipt is signed by and received from, the individual, if any, named in Tenant’s Notice Address.

28.	TAXES PAYABLE BY TENANT.

In addition to rent and other charges to be paid by Tenant under this Lease, Tenant shall reimburse to Landlord, upon demand, any and all taxes payable by Landlord (other than net income taxes) whether or not now customary or within the contemplation of the parties to this Lease: (a) upon, allocable to, or measured by or on the gross or net rent payable under this Lease, including without limitation any gross income tax or excise tax levied by the State, any political subdivision thereof, or the Federal Government with respect to the receipt of such rent; (b) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of the Premises or any portion thereof, including any sales, use or service tax imposed as a result thereof; (c) upon or measured by the Tenant’s gross receipts or payroll or the value of Tenant’s equipment, furniture, fixtures and other personal property of Tenant or leasehold improvements, alterations or additions located in the Premises; or (d) upon this transaction or any document to which Tenant is a party creating or transferring any interest of Tenant in this Lease or the Premises. In addition to the foregoing, Tenant agrees to pay, before delinquency, any and all taxes levied or assessed against Tenant and which become payable during the term hereof upon Tenant’s equipment, furniture, fixtures and other personal property of Tenant located in the Premises.

29.	SIGNAGE.

Landlord, at its expense, shall provide a building standard tenant identification sign in the lobby of the Building and on the monument sign near the main Building entrance. Tenant, at its expense, shall have the exclusive right to maintain one (1) sign on the Crosby Drive side of the Building as long as Tenant shall occupy at least fifty percent (50%) of the Building; provided that the design, color, size, installation method and exact location of such sign shall be subject to Landlord’s approval which approval shall not be unreasonably conditioned or delayed. Tenant shall obtain and maintain, at Tenant’s sole cost and expense, all necessary governmental approvals for such sign.

30.	PARKING.

30.1Tenant shall at all times abide by and shall cause each of Tenant’s employees, agents, customers, visitors, invitees, licensees, contractors, assignees and subtenants (collectively, “Tenant’s Parties”) to abide by any rules and regulations (“Rules”) for use of the parking facilities that Landlord reasonably establishes from time to time, and otherwise agrees to use the parking facilities in a safe and lawful manner. Landlord reserves the right to adopt, modify and enforce the Rules governing the use of the parking facilities from time to time including any keycard, sticker or other identification or entrance system and hours of operation. Landlord may refuse to permit any person who violates such Rules to park in the parking facilities, and any violation of the Rules shall subject the car to removal from the parking facilities.

30.2Tenant acknowledges that the parking facilities may be closed entirely or in part in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the parking facilities, or if required by casualty, strike, condemnation, act of God, governmental law or requirement or other reason beyond the operator’s reasonable control. In the event of such partial or total closure, Landlord shall use reasonable efforts to provide adequate alterative parking for Tenant and its employees.

30.3Tenant acknowledges that to the fullest extent permitted by law, Landlord shall have no liability for any damage to property or other items located in the parking areas of the Project (including without limitation, any loss or damage to tenant’s automobile or the contents thereof due to theft, vandalism or accident), nor for any personal injuries or death arising out of the use of the parking facilities by Tenant or any Tenant’s Parties, unless such loss or damage results from Landlord’s gross negligence or willful misconduct. Tenant and Tenant’s Parties each hereby voluntarily releases, discharges, waives and relinquishes any and all actions or causes of action for personal injury or property damage occurring to Tenant or any of Tenant’s Parties arising as a result of parking in the parking facilities, or any activities incidental thereto, wherever or however the same may occur, and further agrees that Tenant will not prosecute any claim for personal injury or property damage against Landlord or any of its officers, agents, servants or employees for any said causes of action and in all events, Tenant agrees to look first to its insurance carrier and to require that Tenant’s Parties look first to their respective insurance carriers for payment of any losses sustained in connection with any use of the parking facilities. Tenant hereby waives on behalf of its insurance carriers all rights of subrogation against Landlord or Landlord’s agents.

31.	DEFINED TERMS AND HEADINGS.

The Article headings shown in this Lease are for convenience of reference and shall in no way define, increase, limit or describe the scope or intent of any provision of this Lease. Any indemnification or insurance of Landlord shall apply to and inure to the benefit of all the following “Landlord Entities”, being Landlord, Landlord’s investment manager, and the trustees, boards of directors, officers, general partners, beneficiaries, stockholders, employees and agents of each of them. Any option granted to Landlord shall also include or be exercisable by Landlord’s trustee, beneficiary, agents and employees, as the case may be. In any case where this Lease is signed by more than one person, the obligations under this Lease shall be joint and several. The terms “Tenant” and “Landlord” or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their and each of their respective successors, executors, administrators and permitted assigns, according to the context hereof. The term “rentable area” shall mean the rentable area of the Premises or the Building as calculated by the Landlord on the basis of the plans and specifications of the Building including a proportionate share of any common areas. Tenant hereby accepts and agrees to be bound by the figures for the rentable square footage of the Premises and Tenant’s Proportionate Share shown on the Reference Pages; however, Landlord may adjust either or both figures if there is manifest error, addition or subtraction to the Building, remeasurement or other circumstance reasonably justifying adjustment. The term “Building” refers to the structure in which the Premises are located and the common areas (parking lots, sidewalks, landscaping, etc.) appurtenant thereto.

32.	TENANT’S AUTHORITY.

If Tenant signs as a corporation, partnership, trust or other legal entity each of the persons executing this Lease on behalf of Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building is located, that the entity has full right and authority to enter into this Lease, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions. Tenant agrees to deliver to Landlord, simultaneously with the delivery of this Lease, a corporate resolution, proof of due authorization by partners, opinion of counsel or other appropriate documentation reasonably acceptable to Landlord evidencing the due authorization of Tenant to enter into this Lease.

Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and

Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

33.	FINANCIAL STATEMENTS AND CREDIT REPORTS.

At Landlord’s request, not more than once annually (except in connection with a proposed sale or financing of the Building), Tenant shall deliver to Landlord a copy, certified by an officer of Tenant as being a true and correct copy, of Tenant’s most recent audited financial statement, or, if unaudited, certified by Tenant’s chief financial officer as being true, complete and correct in all material respects.

34.	COMMISSIONS.

Each of the parties represents and warrants to the other that it has not dealt with any broker or finder in connection with this Lease, except as described on the Reference Pages. Landlord and Tenant shall each indemnify, defend and hold the other party harmless from and against any and all claims by any real estate broker or salesman (other than the broker(s) described on the Reference Pages) whom the indemnifying party authorized, retained or employed, or acted by implication to authorize, retain or employ, to act for the indemnifying party in connection with this Lease.

35.	TIME AND APPLICABLE LAW.

Time is of the essence of this Lease and all of its provisions. This Lease shall in all respects be governed by the laws of the state in which the Building is located.

36.	SUCCESSORS AND ASSIGNS.

Subject to the provisions of Article 9, the terms, covenants and conditions contained in this Lease shall be binding upon and inure to the benefit of the heirs, successors, executors, administrators and assigns of the parties to this Lease.

37.	ENTIRE AGREEMENT.

This Lease, together with its exhibits, contains all agreements of the parties to this Lease and supersedes any previous negotiations. There have been no representations made by the Landlord or any of its representatives or understandings made between the parties other than those set forth in this Lease and its exhibits. This Lease may not be modified except by a written instrument duly executed by the parties to this Lease.

38.	EXAMINATION NOT OPTION.

The parties shall not be bound by this Lease until each has received a copy of this Lease duly executed and delivered by the other. Notwithstanding anything contained in this Lease to the contrary, Landlord may withhold delivery of possession of the Premises from Tenant until such time as Tenant has paid to Landlord any security deposit required by Article 5, the first month’s rent as set forth in Article 3 and any sum owed pursuant to this Lease.

39.	RECORDATION.

Tenant shall not record or register this Lease or a short form memorandum hereof without the prior written consent of Landlord, and then shall pay all charges and taxes incident such recording or registration. Landlord shall sign and deliver a mutually agreeable short form memorandum of lease simultaneously with the Lease.

40.	LIMITATION OF LANDLORD’S LIABILITY.

Redress for any claim against Landlord under this Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building and any proceeds therefrom first arising after the date of a final judgment against Landlord in favor of Tenant.

41.	COUNTERPARTS.

This Lease may be executed in one or more counterparts, including any facsimile or other electronic version of same, each of which shall be deemed an original, but all of which when taken together shall constitute one agreement. Any facsimile or other electronic signature shall constitute a valid and binding method for executing this Lease. Executed counterparts of this Lease exchanged by facsimile transmission or other electronic means shall be fully enforceable.

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Landlord under this Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its or its investment manager’s trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed, under seal, by persons hereunto duly authorized, as of the Lease Reference Date first set forth above in the Reference Pages.

LANDLORD:		TENANT:

WS NV 15 CROSBY DRIVE, LLC, a Delaware limited liability company		OCULAR THERAPEUTIX, INC., a Delaware corporation

By:	/s/ Scott R. Tully	By:	/s/ Bradford Smith

Name:	Scott R. Tully	Name:	Bradford Smith

Title:	Manager	Title:	CFO

Dated:	6/17/2016	Dated:	6/15/2016